Exhibit 99.1

CONTACTS:	J. Michael Kirksey
Chief Financial Officer
Input/Output (281) 879-3672

Jack Lascar, Partner
Karen Roan, SVP
DRG&E (713) 529-6600

I/O REPORTS FOURTH QUARTER AND
YEAR-END 2004 RESULTS

· Provides detailed 2005 guidance · Secures $30 million of additional capital

HOUSTON — February 16, 2005 — Input/Output, Inc. (NYSE: IO) today announced a fourth quarter 2004 net loss of $1.6 million, or $(0.02) per share, on revenues of $67.8 million compared to net earnings of $633 thousand, or $0.01 per share, on revenues of $44.0 million for the same period a year ago. For the year-ended December 31, 2004, I/O reported a net loss of $3.0 million, or $(0.05) per share, on revenues of $247.3 million compared to a net loss of $23.2 million, or $(0.45) per share, on revenues of $150.0 million for the year ended December 31, 2003.

     Included in the 2004 annual results is a $(0.08) per share loss related to a receivable from a subsidiary of Yukos that was recorded during the third quarter.

     Bob Peebler, I/O’s President and Chief Executive Officer, said, “The fourth quarter loss compared to the company’s original guidance can be mainly attributed to two GXT data library sales totaling $10 million that didn’t close, and the slippage of a Land VibroSeis sale to a Chinese contractor of $5 million. There were also softer than expected System Four sales in the fourth quarter. We were not satisfied with the mix of business during the fourth quarter, both at GXT and our Imaging Systems Group (ISG). We clearly want to improve business development results at ISG and we are aggressively addressing that area. We are also working to create better balance of processing, multi-client projects and data library sales at GXT.”

FOURTH QUARTER 2004

     Fourth quarter revenues of $67.8 million increased 54 percent over last year’s fourth quarter due to the acquisitions of Concept Systems and GXT. Land Imaging revenues were $30.4 million compared to $33.8 million a year ago and Marine Imaging revenues rose to $11.0 million compared to $8.6 million a year ago. GXT contributed $21.3 million in revenues in the fourth quarter. However, gross margins in the fourth quarter improved to 30 percent compared to 25 percent for the same period a year ago and 23 percent in the third quarter primarily due to margins improving in the Land Imaging division.

     EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the fourth quarter was $9.8 million compared to $3.8 million for the fourth quarter of last year. A reconciliation of EBITDA to reported earnings can be found at the end of this press release.

FULL YEAR 2004

     Revenues for 2004 increased 65 percent to $247.3 million compared to $150.0 million in the comparable period of 2003. Excluding Concept Systems and GXT, revenues increased 25 percent.

     Gross margin in 2004 rose to 29 percent compared to 19 percent in 2003, reflecting overall improved margins, especially in our Land Imaging division.

     EBITDA for 2004 was $27.3 million compared to a negative $9.2 million in 2003.

     For 2004, I/O recorded a net loss of $3.0 million, or $(0.05) per share, which included the $(0.08) per share charge for the Russian receivable in the third quarter, compared to a net loss of $23.2 million, or $(0.45) per share in the prior year.

     GXT and Concept Systems added revenues of $59.1 million in 2004 and combined were marginally profitable. Concept Systems had one of its best years in its history.

     Land Imaging revenues were $126.0 million in 2004 compared to $107.7 million in 2003. The Sensor Geophone group had a record year, which further evidences the improving land seismic market. Gross margins in 2004 were 28 percent compared to 13 percent in 2003. Operating expenses were 13 percent of revenues in 2004, down from almost 15 percent in 2003. Income from operations was approximately $17.6 million from this division in 2004.

     Marine Imaging revenues were $54.7 million in 2004, up 53 percent from 2003. Our first shipment of VectorSeis Ocean, along with an improving marine market, accounted for this increase. Gross margins improved 6 percentage points to 36 percent in 2004. Excluding the write-off of the Russian receivable in the third quarter, operating expenses were $10.2 million, down slightly from 2003.

     VectorSeis System sales amounted to $31 million during 2004, a 55 percent increase from last year’s sales of $20 million. The VectorSeis System sales of $31 million fell short of our 2004 goal of $40 million and can be attributed to not closing two systems sales. General and administration as well as marketing and sales expenses increased during 2004 from the prior year due principally to the GXT and Concept Systems acquisitions. In addition, fees associated with Sarbanes-Oxley compliance added over $1 million in cost.

2005 OUTLOOK

     The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.

     On January 4, 2005, I/O announced 2005 earnings guidance in the range of $0.15 to $0.40 per diluted share. The company expects over 60% of 2005 revenues to occur in the third and fourth quarters.

     Mr. Peebler stated, “This guidance is the result of our normal budgeting process. It represents an attempt to provide transparency into the thought process of I/O’s management. Our budget is produced between October and December and thus annual guidance will be issued each year at the beginning of the year with quarterly updates of the annual guidance, if warranted. It is management’s view that quarterly earnings variances are too often a result of timing differences, especially with respect to GXT data sales. Thus, there will be no attempt to provide quarterly guidance going forward.

Quarterly conference calls will focus upon a discussion of key drivers of the business plus any new developments.”

     Key drivers to be addressed during quarterly conference calls may include:

•	Market demand and product group revenues

•	Sales pipeline for land and marine technologies

•	Market adoption of new technologies

•	Data library products and sales

•	Seismic data processing backlog

•	Product group gross margins

•	Operating expense levels

•	EBITDA

•	Collection of receivables

•	Major projects

     Mr. Peebler continued, “Looking at 2004, I/O had many accomplishments as well as some disappointments. We have launched two major next-generation product lines and continue to increase market understanding of our full-wave VectorSeis technology. The additions of GX Technology and Concept Systems have added key pieces we needed to build a seismic solutions company. As a result, 2004 was a major step forward in our plan.

     “For 2005, this management team will devote its energies to improving our operational effectiveness. We have already taken steps to strengthen our sales and business development capabilities. We are more closely aligning sales and product responsibilities as well as focusing resources on E&P companies and contractors who want better seismic results. We are enhancing our presence in the growing markets of Russia, China and the Middle East as well as developing new opportunities in North and South America. We have redirected resources to field support and service to enhance the training and support we give our customers. Overall, 2005 will be a year focused on customers and building improved operational effectiveness on the strategic building blocks we laid in 2004.

     “Based on our view of current opportunities in the pipeline and our judgment on expected orders and shipments, we expect 2005 revenues to range between $320 and $365 million. We expect sales and margins to improve as we move through the year, with full year 2005 gross margins to range between 30 percent and 35 percent. We anticipate operating expenses as a percentage of revenues to range between 23 and 28 percent during the year. As a result, we anticipate 2005 earnings to range between $0.15 and $0.40 per share.”

Issuance of $30 million of Convertible Preferred Stock

     The Company also announced today that it has completed the private placement of $30 million of a newly designated class of preferred stock that is initially convertible into 3,812,429 shares of I/O common stock at $7.869 per share, a 22 percent premium to the average of I/O common stock on February 11, 2005. The preferred stock was issued to Fletcher International, an affiliate of the private investment firm Fletcher Asset Management Inc. The preferred stockholder has the right to purchase as much as $40 million of additional preferred stock for a period of two and one-half years beginning in August 2005. The conversion price of the additional preferred stock will equal 122 percent of the then prevailing price of I/O common stock, subject to a minimum price. The preferred stock will have a minimum annual dividend rate of 5 percent payable in cash or common shares at I/O’s option. I/O has agreed to file a registration statement with the Securities and Exchange Commission to register the common stock issuable under the agreement.

     Bob Peebler stated, “As we finalized our annual planning process in November and December, we evaluated the various scenarios surrounding technology adoption rates, market trends, working capital needs as well as investment opportunities that could present themselves to further enhance our strategy. Our Board of Directors determined that a transaction of this nature and size with an investor who appreciates our long-term strategy gives the company the financial flexibility to execute our business plan with confidence for the foreseeable future. Over the past few months, we have come to know and appreciate the long-term strategic view of the Fletcher team and we believe they will be a valuable stakeholder as we execute our strategy.”

ABOUT FLETCHER INTERNATIONAL

Fletcher International and other affiliates of New York investment firm Fletcher Asset Management, Inc. make supportive investments in a wide range of responsible public companies, emphasizing established and growing enterprises with strong management, significant potential for increased shareholder value, and sustainable business practices. Additional information is available at http://www.fletcher.com.

CONFERENCE CALL

     I/O has scheduled a conference call for Thursday, February 17, 2005, at 9:30 a.m. eastern time. To participate in the conference call, dial 303-262-2142 at least 10 minutes before the call begins and ask for the Input/Output conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 24, 2005. To access the replay, dial 303-590-3000 and use pass code 11022816.

     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com. Also, an archive of the web cast will be available shortly after the call on the company’s website.

I/O is a leading seismic services provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. The company’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. I/O has offices in the United States, Canada, Europe, China, Russia and the Middle East. Additional information is available at http://www.i-o.com.

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2005, and estimated gross margins, adjusted EBITDA and operating expenses as a percentage of revenue for fiscal 2005, future sales and market growth, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitor’s product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the Company’s ability to successfully manage the integration of its acquisitions into the Company’s operations; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004.

Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$67,824	$43,987	$247,299	$150,033
Cost of sales	47,747	32,796	175,705	122,192

Gross profit	20,077	11,191	71,594	27,841

Operating expenses (income):
Research and development	5,731	3,765	19,611	18,696
Marketing and sales	8,102	3,715	23,758	12,566
General and administrative	7,674	2,967	29,748	16,753
Gain on sale of assets	(586)	(11)	(3,980)	(291)
Impairment of long-lived assets	—	—	—	1,120

Total operating expenses	20,921	10,436	69,137	48,844

Income (loss) from operations	(844)	755	2,457	(21,003)
Interest expense	(1,615)	(945)	(6,231)	(4,087)
Interest income	256	359	1,276	1,903
Fair value adjustment of warrant obligation	—	769	—	1,757
Impairment of investment	—	(23)	—	(2,059)
Other income (expense)	27	(92)	220	685

Income (loss) before income taxes	(2,176)	823	(2,278)	(22,804)
Income tax (benefit) expense	(542)	190	701	348

Net income (loss)	$(1,634)	$633	$(2,979)	$(23,152)

Basic net income (loss) per common share	$(0.02)	$0.01	$(0.05)	$(0.45)

Weighted average number of common shares outstanding	77,990,967	51,288,975	65,960,697	51,236,771

Diluted net income (loss) per common share.	$(0.02)	$0.01	$(0.05)	$(0.45)

Weighted average number of diluted common shares outstanding	77,990,967	54,604,885	65,960,697	51,236,771

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$14,935	$59,507
Restricted cash	2,345	1,127
Accounts receivable, net	61,598	34,270
Current portion notes receivable, net	10,784	14,420
Unbilled revenue	7,309	—
Inventories	86,659	53,551
Prepaid expenses and other current assets	7,974	3,703

Total current assets	191,604	166,578
Notes receivable	4,143	6,409
Net assets held for sale	—	3,331
Property, plant and equipment, net	45,239	27,607
Multi-client data library, net	9,572	—
Deferred income taxes	480	1,149
Investment at cost	3,500	—
Goodwill	147,066	35,025
Intangible and other assets, net	77,512	9,105

Total assets	$479,116	$249,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt and lease obligations	$6,564	$2,687
Accounts payable	40,856	12,531
Accrued expenses	26,686	15,833
Deferred revenue	8,423	2,060

Total current liabilities	82,529	33,111
Long-term debt and lease obligations, net of current maturities	79,387	78,516
Other long-term liabilities	2,688	3,813
Stockholders’ equity:
Common stock	795	522
Additional paid-in capital	480,845	296,663
Accumulated deficit	(161,516)	(158,537)
Accumulated other comprehensive income	2,449	1,292
Treasury stock	(5,844)	(5,826)
Unamortized restricted stock compensation	(2,217)	(350)

Total stockholders’ equity	314,512	133,764

Total liabilities and stockholders’ equity	$479,116	$249,204

Reconciliation of EBITDA to Net Income
(Non-GAAP Measures)
(In thousands)
(Unaudited)

EBITDA is a non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or income (loss) per share calculated under generally accepted accounting principles (GAAP). We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income (loss)	$(1,634)	$633	$(2,979)	$(23,152)
Interest expense	1,615	945	6,231	4,087
Interest income	(256)	(359)	(1,276)	(1,903)
Income tax (benefit) expense.	(542)	190	701	348
Depreciation and amortization expense	10,654	2,351	24,668	11,444

EBITDA	$9,837	$3,760	$27,345	$(9,176)

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